SECURITIES AND EXCHANGE
                                   COMMISSION
                           Wakingshington, D.C. 20549

                                  SCHEDULE 13G

                    under the Securities Exchange Act of 1934



                            Kinross Gold Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    496902107
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)
     |_|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  496902107                    13G                   Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Royal Bank Investment Management Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)|_|
                                                                          (b)|_|

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                 5.  SOLE VOTING POWER

                 _______________________________________________________________
                 6.  SHARED VOTING POWER
NUMBER OF            N/A
SHARES
BENEFICIALLY     _______________________________________________________________
OWNED BY         7.  SOLE DISPOSITIVE POWER
EACH
REPORTING        _______________________________________________________________
PERSON WITH      8.  SHARED DISPOSITIVE POWER
                     N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     N/A (less than 5%)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 496902107                 13G                       Page 3 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     RT Investment Management Holdings Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)|_|
                                                                          (b)|_|

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.  SOLE VOTING POWER

                  ______________________________________________________________
NUMBER OF         6.  SHARED VOTING POWER
SHARES                N/A
BENEFICIALLY
OWNED BY EACH     ______________________________________________________________
REPORTING         7.  SOLE DISPOSITIVE POWER
PERSON WITH
                  ______________________________________________________________
                  8.  SHARED DISPOSITIVE POWER
                      N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     N/A (less than 5%)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"

________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 496902107                   13                     Page 4 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Royal Trust Company

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)|_|
                                                                          (b)|_|

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                 5.  SOLE VOTING POWER

                 _______________________________________________________________
NUMBER OF        6.  SHARED VOTING POWER
SHARES               N/A
BENEFICIALLY
OWNED BY EACH
REPORTING        _______________________________________________________________
PERSON WITH      7.  SOLE DISPOSITIVE POWER

                 _______________________________________________________________
                 8.  SHARED DISPOSITIVE POWER
                     N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     N/A


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  496902107                 13G                      Page 5 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Royal Mutual Funds Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)|_|
                                                                          (b)|_|

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
                 5. SOLE VOTING POWER

                 _______________________________________________________________
                 6.  SHARED VOTING POWER
NUMBER OF            N/A
SHARES
BENEFICIALLY     _______________________________________________________________
OWNED BY         7.  SOLE DISPOSITIVE POWER
EACH
REPORTING        _______________________________________________________________
PERSON WITH      8.  SHARED DISPOSITIVE POWER
                     N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     N/A (less than 5%)

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser and Mutual Fund Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           Kinross Gold Corporation


Item 1(b)  Address of Issuer's Principal Executive Offices:

           Kinross Gold Corporation
           40 King St. West
           Toronto, Ontario
           Canada, M5H 3YZ
           (416) 365-5123


Item 2(a)  Name of Person Filing:

           1. Royal Bank Investment Management Inc. ("RBIM")
           2. RT Investment Management Holdings Inc. ("RTIM")
           3. The Royal Trust Company ("RT")
           4. Royal Mutual Funds Inc. ("RMFI")

Item 2(b)  Address of Principal Business Office or, if None,
           Residence:

           1. Royal Bank Investment Management Inc.
              Royal Trust Tower, P.O. Box 121
              77 King Street West, Suite 3800
              Toronto, Ontario  M5K 1H1

           2. RT Investment Management Holdings Inc.
              Royal Trust Tower, P.O. Box 97
              77 King Street West, Suite 3900
              Toronto, Ontario  M5K 1G8

           3. The Royal Trust Company
              Royal Trust Tower, P.O. Box 7500, Station A
              77 King Street West, 6th Floor
              Toronto, Ontario  M5W 1P9

           4. Royal Mutual Funds Inc.
              Royal Trust Tower, P.O. Box 7500, Station A
              77 King Street West
              Toronto, Ontario  M5W 1P9


Item 2(c)  Citizenship:

           Canada


Item 2(d)  Title of Class of Securities:

           Common Stock


Item 2(e)  CUSIP Number:

           496902107

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          1. Royal Bank Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

          2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on
               Schedule 13G as a Qualified Institutional Investor.

          3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

          4. Royal Mutual Funds Inc. is a Foreign Investment Adviser and Mutual Fund Dealer that has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

            1. RBIM  - N/A

            2. RTIM  - N/A

            3. RT  - N/A

            4. RMFI - N/A

         (b) Percent of class:

            1. RBIM  - N/A (less than 5%)

            2. RTIM - N/A (less than 5%)

            3. RT - N/A (less than 5%)

            4. RMFI - N/A (less than 5%)


         (c) Number of shares as to which such person has:

            (I) Sole power to vote or to direct the vote

            (ii) Shared power to vote or to direct the vote

                      1.  RBIM - N/A
                      2.  RTIM - N/A
                      3.  RT   - N/A
                      4.  RMFI - N/A


            (iii) Sole power to dispose or to direct the disposition of

            (iv) Shared power to dispose or to direct the disposition of

                      1.  RBIM - N/A
                      2.  RTIM - N/A
                      3.  RT   - N/A
                      4.  RMFI - N/A

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x for RBIM, RTIM, RT, and RMFI].


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.


         Please see attached Exhibit A, Disclosure Respecting Subsidiaries.


Item 8.  Identification and Classification of Members of the Group.

         N/A


Item 9.  Notice of Dissolution of Group.

         N/A


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 15, 1999
                                            -----------------------------
                                                      (Date)


                                            /s/ Jennifer Lederman
                                            -----------------------------
                                                     (Signature)


                                            Jennifer Lederman /
                                            Senior Vice-President,
                                            Compliance, Royal Bank
                                            Investment Management Inc.
                                            -----------------------------
                                                     (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 15, 1999
                                            -----------------------------
                                                      (Date)


                                            /s/ Jennifer Lederman
                                            -----------------------------
                                                    (Signature)


                                            Jennifer Lederman / Senior
                                            Vice-President, Compliance,
                                            RT Investment Management
                                            Holdings Inc.
                                            -----------------------------
                                                    (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 15, 1999
                                            -----------------------------
                                                       (Date)


                                            /s/ Jennifer I. Lederman
                                            -----------------------------
                                                     (Signature)


                                            Jennifer I. Lederman/
                                            Authorized Signing Officer
                                            The Royal Trust Company
                                            -----------------------------
                                                    (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 15, 1999
                                            ----------------------------------
                                                          (Date)


                                            /s/ Simon Lewis
                                            ----------------------------------
                                                       (Signature)


                                            Simon Lewis/
                                            President, Royal Mutual Funds Inc.
                                            ----------------------------------
                                                      (Name/Title)